Exhibit 99.6

Poore Brothers Inc. Announces Departure of Principal Officers, Appointment of Eric J. Kufel  as Interim CEO and Updated Guidance

GOODYEAR, Ariz.—(BUSINESS WIRE)—Dec 19, 2005—Poore Brothers, Inc. (Nasdaq: SNAK - News) announced today that the Company and Thomas W. Freeze have agreed to his separation as Director, President and CEO of the Company and that Richard M. Finkbeiner has departed as Senior Vice President and Chief Financial Officer.  The Board of Directors named Chairman Eric J. Kufel as interim CEO.  Mr. Freeze’s and Mr. Kufel’s changes are effective today and Mr. Finkbeiner’s departure was effective December 15, 2005.

Mr. Kufel has been Chairman of the Company’s Board of Directors since August 2004 and served as President, Chief Executive Officer and a Director of the Company from February 1997 until August 2004.  From 1993 to 1997, Mr. Kufel held various brand management positions with The Dial Corporation, The Coca Cola Company and The Kellogg Company.  Mr. Kufel also has a master’s degree from the Thunderbird School of International Management.

Eric Kufel stated that “The entire Poore Brothers organization thanks Tom for his many and significant contributions to the Company.  He was an integral part of Poore Brothers’ rapid growth over his nine years with the Company and we wish him well.  Looking forward, Poore Brothers believes it is well positioned for growth based on a strong balance sheet and solid management depth.  We are committed to improving shareholder value and intend to implement a search for a new executive team with a strong track record of success delivering profitable growth.  We also intend to focus on improving the profitability of our core business and identifying major new growth opportunities including strategic acquisitions.”

The Company also announced that, primarily due to severance payments associated with the above departures, and professional services fees related to the previously announced internal controls investigation by its audit committee and resulting restatement of second quarter financial results, the Company expects that it will report a net loss for the fourth quarter and fall below its previously announced annual guidance of $0.08 to $0.10 per share.

About Poore Brothers, Inc.

With facilities in Indiana and Arizona, Poore Brothers is a marketer and manufacturer of Intensely Different(TM) snack foods under a variety of owned or licensed brand names, including T.G.I. Friday’s®, Cinnabon®, Tato Skins®, Poore Brothers®, Bob’s Texas Style®, and Boulder Canyon Natural Foods(TM). For further information about Poore Brothers or this release, please contact Eric Kufel, Chief Executive Officer, at (623) 932-6200, or logon to http://www.poorebrothers.com.

Statements contained in this press release that are not historical facts are forward looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that may cause actual results to differ from the forward-looking statements include, but are not limited to, the potential need for additional financing, acquisition-related risks, significant competition, customer acceptance of new products, dependence upon major customers, dependence upon existing and future license agreements, general risks related to the food products industry, and such other factors as are described in the Company’s filings with the Securities and Exchange Commission.

Contact:

Poore Brothers, Inc.

Eric J. Kufel, 623-932-6200